Exhibit 10.35A
Schedule of Unsecured Subordinated Promissory Notes Issued December 31, 2008
to Holders of Series A and Series A1 Convertible Preferred Stock

Holder	Principal Amount	Additional Amount

Advance Capital Partners, L.P.	$780,322.89	$72,795.12

Advance Capital Offshore Partners, L.P.	$244,724.71	$22,829.88

Apax Excelsior VI, L.P.	$3,114,312.75	$290,530.00

Apax Excelsior VI-A, C.V.	$254,395.03	$23,732.00

Apax Excelsior VI-B, C.V.	$169,475.67	$15,810.00

Patricof Private Investment Club III, L.P.	$106,423.97	$9,928.00

Camden Partners Strategic Fund III, L.P.	$105,035.28	$9,792.00

Camden Partners Strategic Fund III-A, L.P.	$4,376.67	$408.00

Seren Capital, Ltd.	$3,501,165.28	$326,400.00

Seren Capital, Ltd.	$1,056,936.62	$98,600.00